Exhibit 5.1

Carlos Ramirez T: +1 858 550 6157 cramirez@cooley.com

May 9, 2025

Acadia Pharmaceuticals Inc.

12830 El Camino Real, Suite 400

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to Acadia Pharmaceuticals Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 43,576,075 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders, including 43,083,668 currently outstanding shares of Common Stock (the “Shares”) and up to 492,407 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s certificate of incorporation and bylaws and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration payable upon exercise price of the Warrants is adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

10265 SCIENCE CENTER DRIVE, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Carlos Ramirez
Carlos Ramirez

10265 SCIENCE CENTER DRIVE, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM